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                      August 17, 2023

       Peng Yongdong
       Chief Executive Officer
       KE Holdings Inc.
       Oriental Electronic Technology Building
       No. 2 Chuangye Road, Haidian District
       Beijing 100086
       People   s Republic of China

                                                        Re: KE Holdings Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39436

       Dear Peng Yongdong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Yuting Wu